Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year-to-date Period Ended June 30, 2012

WELLESLEY, Mass.--(BUSINESS WIRE)--July 31, 2012--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $434,000 for the quarter ended June 30, 2012, compared to net income of $466,000 for the same period in 2011. Earnings per share for the three months ended June 30, 2011 were $0.20, basic and fully diluted. The Bank completed its mutual-to-stock conversion (the “conversion”) and the Company’s public offering on January 25, 2011. Accordingly, the 2011 results reflect the Bank on a consolidated basis and do not include the Company which was not an operating company during 2011. In addition, earnings per share information is not presented for periods where the shares were not outstanding for the entire period. For the six months ended June 30, 2012, the Company reported a net loss of $119,000, compared to net income of $958,000 for the same period in 2011. The 2012 results reflect a one-time $1.8 million pre-tax contribution ($1.1 million after-tax) to the Wellesley Bank Charitable Foundation formed in connection with the conversion.

Net Income

With respect to the three month period ended June 30, 2012, net income decreased $32,000 to $434,000, compared to the three month period ended June 30, 2011. The provision for loan losses declined to $100,000 in the three month period ended June 30, 2012 compared to $300,000 for the comparable 2011 period, as certain impaired loans were brought to favorable resolution during the 2012 quarter leading to a reduction in related specific reserves. Net interest income increased 11.9% to $2.8 million for the three month period ended June 30, 2012 from $2.5 million in the comparable 2011 period. The increase was largely due to higher levels of interest income from growth in our loan portfolio, and a reduction in interest expense as we reduced our balances of higher cost Federal Home Loan Bank (FHLB) advances, and replaced them with lower costing long-term advances. Deposit costs also declined due to the generally lower interest rate environment. The net interest margin was 3.74% for the 2012 three month period, compared to 3.96% for the 2011 period as funding costs declined more slowly than earning asset yields in the period.

For the three months ended June 30, 2012, noninterest expense increased $573,000 to $2.2 million, compared to $1.6 million for the comparable 2011 period. Salaries and employee benefits were $1.2 million for the three months ended June 30, 2012, compared to $944,000 in 2011 as staff was added for our new branch which opened in April 2012, and to our lending division, as well as the appointment earlier in the year of the president of Wellesley Investment Partners, our investment advisory subsidiary. Occupancy and equipment expense increased $114,000 to $318,000 for the three-month period ended June 30, 2012, compared to $208,000 in 2011. This increase primarily resulted from rent increases and costs associated with our new branch.

The decrease in earnings for the six month period ended June 30, 2012 as compared to the six month period ended June 30, 2011, was primarily a result of the one-time $1.8 million pre-tax ($1.1 million after tax) contribution to the foundation established in connection with the completion of our conversion. Exclusive of this contribution, pre-tax earnings of $1.5 million for the six month period ended June 30, 2012 was comparable to the results of the six month period ended June 30, 2011. The provision for loan losses declined to $250,000 for the six month period ended June 30, 2012 as compared to $600,000 in the comparable 2011 period, as certain impaired loans have been favorably resolved during the 2012 period leading to a reduction in related specific reserves.

Net interest income increased 10.8% to $5.6 million for the six month period ended June 30, 2012 from $5.0 million in the comparable 2011 period. The increase was largely due to higher levels of loan and investment income, reflecting growth in each of these portfolios. Interest expense has declined as we replaced our balances of higher cost FHLB advances and higher cost deposits with less costly longer-term FHLB advances. The net interest margin was 3.78% for the 2012 six month period, compared to 3.97% for the comparable 2011 period as funding costs declined more slowly than earning asset yields in the period.

For the six months ended June 30, 2012, noninterest expense, exclusive of the contribution to the foundation, increased $931,000 to $4.1 million, compared to $3.2 million for the 2011 period. Salaries and employee benefits were $2.3 million for the six months ended June 30, 2012, compared to $1.9 million in 2011 due to our new branch and additional personnel as discussed above. Occupancy and equipment expense increased $202,000 to $604,000 for the six month period ended June 30, 2012, compared to $402,000 in 2011. These increases primarily resulted from rent increases and costs associated with our new branch.

Balance Sheet Growth

Total assets were $324.6 million at June 30, 2012, representing an increase of $21.5 million compared to December 31, 2011. The increase was attributable to loan growth and an increase in securities available for sale. As of December 31, 2011, funds received in connection with the Company’s public offering, in the amount of $19.7 million, were held in a segregated account at the Bank pending completion of the stock offering. A portion of these funds resulted from the transfer of deposit funds within the Bank. These funds were exchanged for stock in the newly formed Company, and are reflected in the stockholders’ equity section of the balance sheet at June 30, 2012.

Net loans increased $22.4 million at June 30, 2012 compared to December 31, 2011. Residential mortgage loans increased $21.0 million, primarily due to growth in our adjustable-rate mortgage portfolio. The portfolio of securities available for sale increased $9.4 million to $45.4 million at June 30, 2012, compared to December 31, 2011, primarily due to increases in floating rate and shorter-maturity corporate bonds.

Deposits increased $3.7 million to $249.0 million at June 30, 2012. The increase was partly attributable to an increase in demand deposit accounts of $2.0 million, and an increase in savings accounts of $3.0 million. FHLB advances increased $16.0 million to $23.5 million as we partially funded loan growth by extending the maturities of these advances in a low rate environment.

Stockholders’ equity increased $21.0 million to $43.7 million, or 13.5% of total assets as of June 30, 2012 due to the infusion of capital from the conversion, net of conversion costs. At December 31, 2011, the Bank’s ratio of surplus to total assets was 7.5%.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution offering traditional financial services, including competitive banking products and investment management services, within its local communities through its executive office and three full service offices located in Wellesley, Massachusetts. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statement and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries Consolidated Statements of Operations (Dollars in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest and dividend income:
Interest and fees on loans and loans held for sale	$3,157	$2,976	$6,273	$6,017
Other interest and dividend income	282	231	551	435
Total interest and dividend income	3,439	3,207	6,824	6,452
Interest expense	637	704	1,254	1,427

Net interest income	2,802	2,503	5,570	5,025
Provision for loan losses	100	300	250	600
Net interest income, after provision for loan losses	2,702	2,203	5,320	4,425

Total noninterest income	148	122	265	227

Noninterest expenses:
Salaries and employee benefits	1,245	944	2,345	1,886
Occupancy and equipment	318	204	604	402
Contributions	1	6	1,801	14
Other general and administrative	608	445	1,134	851
Total noninterest expenses	2,172	1,599	5,884	3,153

Income (loss) before income taxes	678	726	(299)	1,499
Provision (benefit) for income taxes	244	260	(180)	541

Net income (loss)	$434	$466	$(119)	$958

Other Data:
Earnings per share (primary and fully diluted)	$0.20	N/A	N/A	N/A
Return (loss) on average assets	0.55%	0.71%	-0.08%	0.73%
Return (loss) on average equity	4.02%	8.89%	-0.60%	9.22%
Net interest margin	3.74%	3.95%	3.78%	3.97%

N/A = Not applicable

The Company’s summary balance sheet and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries Consolidated Balance Sheet (Dollars in thousands) (Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$17,768	$33,524

Certificates of deposit	600	100
Securities available for sale, at fair value	45,439	36,088
Federal Home Loan Bank of Boston stock, at cost	1,714	1,930
Loans held for sale	2,146	-

Loans	247,780	225,273
Less allowance for loan losses	(3,550)	(3,396)
Loans, net	244,230	221,877

Bank-owned life insurance	6,291	4,208
Premises and equipment, net	2,094	1,168
Other assets	4,367	4,253

Total assets	$324,649	$303,148

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$33,051	$31,017
Interest-bearing	215,928	214,229
	248,979	245,246

Short-term borrowings	7,595	7,059
Long-term debt	23,500	7,500
Stock subscriptions	-	19,666
Accrued expenses and other liabilities	868	946
Total liabilities	280,942	280,417

Stockholders' equity	43,707	22,731

Total liabilities and stockholders' equity	$324,649	$303,148

Other Bank Only Data:
Nonperforming loans to total loans	1.88%	3.10%
Tier 1 capital to average total assets	10.26%	7.81%
Tier 1 capital to risk-weighted assets	13.95%	10.65%
Total capital to risk-weighted assets	15.21%	11.91%

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer